GRACO INC.
EXECUTIVE OFFICER
BONUS PLAN

1.         Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.1 Base Salary – the annual fixed salary paid to a Participant because of the position he/she holds.

1.2 Bonus Award – the incentive structure established for each Participant by the Compensation Committee for each Performance Period pursuant to Section 3.1 hereof.

1.2 Bonus Payment – means an amount payable to a Participant pursuant to Section 3.2 hereof.

1.3 Compensation Committee — the Management Organization and Compensation Committee of the Board of Directors of Graco Inc.

1.4 Code — the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

1.5 Company - Graco Inc., a Minnesota corporation, and any of its affiliates that adopt the Plan.

1.6 Eligible Employee — any executive officer of the Company designated by the Compensation Committee.

1.7 Participant — an Eligible Employee designated by the Compensation Committee as subject to the Plan.

1.8 Performance Period - the Company's fiscal year.

1.9 Plan - this Executive Officer Bonus Plan.

1.10 Performance Target(s) — the financial and other target(s) established by the Compensation Committee for a Performance Period and reflected in a document adopted by the Compensation Committee in accordance with the terms of this Plan. The Financial Performance Target(s) shall be tied to one or more of the following financial measures: consolidated net sales, consolidated net earnings, divisional net sales, regional net sales, divisional earnings, regional earnings, consolidated pre-tax earnings, consolidated operating earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation, and amortization, operating cash flow, return on equity, return on assets, or earnings per share [hereinafter “Financial Measure(s)"] for the applicable Performance Period, all as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements, and subject to other special rules and conditions as the Compensation Committee may establish. Any Financial Measure may be stated in absolute terms or as compared to any other company or companies. Where the Compensation Committee deems it appropriate, it may select one or more non-financial measures [hereinafter “Non-Financial Measures”] to evaluate the performance of a Participant in addition to one or more Financial Measures. All Non-Financial Measures shall be applied in a manner consistent with usual Company practice and such rules and conditions as the Compensation Committee may establish.

2.         Administration.

2.1    Authority of Compensation Committee. The Compensation Committee shall have the authority to select applicable Financial and Non-Financial Measures, identify the weights thereof, establish Performance Targets, determine the relationship between Performance Targets and Bonus Payments and otherwise administer the Plan. Such authority shall include making adjustments in Bonus Payments based on unusual or unique circumstances, and determining the impact of acquisitions, divestitures or other major unusual events on the achievement of Performance Targets . The Compensation Committee’s interpretation of the Plan and of any Bonus Payments made or to be made under the Plan shall be final and binding on all persons with an interest therein. The Compensation Committee shall have the power to establish regulations to administer the Plan and to change such regulations.

3.          Bonus for each Performance Period.

3.1    Bonus Award — Each Performance Period, the Compensation Committee shall designate the Participants in the Plan for that Performance Period; select applicable Financial and Non-Financial Measures; identify the weights thereof; establish Performance Targets; and determine the relationship between Performance Targets and Bonus Payments. Such determinations shall be memorialized in written documents adopted by the Compensation Committee.

3.2    Bonus Payment – Following the close of each Performance Period and prior to the making of any Bonus Payment, the Compensation Committee shall determine whether and to what extent Performance Target(s) and all other factors upon which the Bonus Payment is based have been attained by each Participant.

3.3 Limitations

a.    If Performance Targets are not achieved — If Performance Targets are not achieved during the Performance Period, the Compensation Committee may decide to pay a bonus to the Participant, but must state the bases for its decision in writing.

b.    Pro-ration or elimination of Bonus Payment — Participation in the Plan ceases with resignation, termination, retirement, death or long-term disability. A Participant who resigns or is terminated effective during the Performance Period is ineligible for a bonus payment unless the Compensation Committee directs otherwise. A Participant who is employed by the Company through the last day of the fiscal year shall be eligible for a Bonus Payment. A Participant who retires, dies or becomes eligible for long-term disability benefits under the Company’s long-term disability benefit plan during the Performance Period may be paid a bonus in accordance with the direction of the Compensation Committee. For purposes of this Plan, a Participant who has attained age 65, or age 55 and 10 years of service with the Company or an affiliate shall, upon termination for any reason other than “cause” (as defined below) be deemed to have retired. As used herein, the term “cause” shall mean termination as a result of gross misconduct, commission of a felony or material breach of the Company’s Conduct of Business Guidelines.

4.         Time and Form of Payments; Taxability — Subject to any deferred compensation election pursuant to any such plans of the Company, a Bonus Payment shall be made to the Participant in one or more cash payments within thirty (30) days after the Compensation Committee has confirmed that the Performance Target(s) and all other factors upon which the Bonus Payment for the Participant is based have been achieved.

4.1    Nontransferability — Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under the Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

4.2    Tax Withholding — In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

5.         Amendment — The Compensation Committee may amend the Plan prospectively at any time and for any reason deemed sufficient by it without prior notice to any person affected by the Plan.

6.         Miscellaneous

6.1 Effective Date — January 1, 2005

6.2    Term of the Plan — The Plan shall continue in existence until affirmatively discontinued or terminated by the Committee. No Bonus Payment shall be granted after the termination of the Plan; provided, however, that a Bonus Payment with respect to a Performance Period which begins before such termination may be made thereafter.

6.3    Headings — Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

6.4    Applicability to Successors — The Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

6.5 Employment Rights and Other Benefit Programs

a.    The provisions of the Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, the Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, the Participant’s employment at any time. The Plan shall not replace any contract of employment, whether oral or written, between the Company and any Participant, but shall be considered a supplement thereto.

b.    Bonus Payments received by a Participant pursuant to the Plan shall not be deemed a part of the Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any affiliate unless expressly so provided by such plan, contract or arrangement, or unless the Compensation Committee expressly determines that a Bonus Payment or portion of a Bonus Payment should be included to accurately reflect competitive practices or to recognize that a Bonus Payment has been made in lieu of a portion of competitive cash compensation.

6.6    No Trust or Fund Created — The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

6.7    Governing Law — To the extent that federal law does not otherwise control, the validity, construction and effect of the Plan or any bonus payable under the Plan shall be determined in accordance with the laws of the State of Minnesota.

6.8    Severability — If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Compensation Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

6.9    Qualified Performance-Based Compensation — All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder as qualified performance-based compensation within the meaning of Section 409A of the Code.